EXHIBIT A-1

VALUED ADVISERS TRUST

AUTHORIZATION TO FILE EXEMPTIVE APPLICATION

The undersigned, Matthew J. Miller, hereby certifies that he is the duly appointed President of Valued Advisers Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940 (the “1940 Act”), the rules and forms thereunder and any amendments thereto (such application along with any future amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the Agreement and Declaration of Trust and Bylaws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the following is a complete, true and correct copy of the resolutions duly adopted by the Board of Trustees of the Trust on March 23, 2026 and that such resolutions have not been revoked, modified, rescinded, or amended and are in full force and effect:

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare, execute and submit, on behalf of the Trust, with respect to Alaia Capital, LLC, an application pursuant to Section 6(c) of the 1940 Act, for an order of exemption from (i) certain provisions of Section 15(a) of the 1940 Act and Rule 18f-2 under the 1940 Act, and (ii) certain disclosure requirements under various rules and forms, as well as any amendment or supplement to such application

FURTHER RESOLVED, that the officers be, and each hereby is, authorized and directed to take such actions, including filing any necessary documents with the SEC and preparing, executing and filing on behalf of the Trust any such other documents or instruments, as they deem appropriate or advisable in furtherance of the above resolution, in consultation with counsel, his or her authority to be conclusively evidenced by the taking of any such actions; and

FURTHER RESOLVED, that the Board hereby ratifies and confirms and agrees to ratify and confirm all acts done by such officers in exercising the powers hereby conferred.

By:	/s/ Matthew J. Miller
Name:	Matthew J. Miller
Title:	President
Dated:	July 24, 2026